		Exhibit 99(b)
HSBC Finance Corporation HSBC Funding (USA) Inc. V Household Private Label Credit Card Master Note Trust I, Series 2002-2

Original Class A Principal	400,000,000.00
Number of Class A Bonds (000's)	400,000.00
Original Class B Principal	58,275,000.00
Number of Class B Bonds (000's)	58,275.00
Original Class C Principal	41,050,000.00
Number of Class C Bonds (000's)	41,050.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		13,652,468.77

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		2,213,514.68

CLASS C
Class C Principal Distribution		0.00
Class C Interest Distribution		1,829,772.02